Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ecovyst Inc. (formerly known as PQ Group Holdings Inc.) of our report dated March 17, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 5, as to which the date is November 16, 2021, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Ecovyst Inc.’s Current Report on Form 8-K dated November 16, 2021.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 14, 2022